Exhibit 16.1

April 7, 2016

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Ignite Restaurant Group, Inc. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Ignite Restaurant Group, Inc. dated April 4, 2016. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

Item 4.01.	Changes in Registrant’s Certifying Accountant

(a) The Audit Committee of the board of directors of Ignite Restaurant Group, Inc. (the “Company”) has completed a competitive process to review the appointment of the Company’s independent registered public accounting firm. The Audit Committee invited several firms to participate in this process, including PricewaterhouseCoopers LLP (“PwC”). As a result of this review process and following careful deliberations, on April 4, 2016, the Audit Committee dismissed PwC as the Company’s independent registered public accounting firm.

PwC’s reports on the Company’s consolidated financial statements as of and for the fiscal years ended December 28, 2015 and December 29, 2014 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.

During the Company’s two most recent fiscal years ended December 28, 2015 and December 29, 2014 and in the subsequent interim period through April 4, 2016, there were (i) no disagreements (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused them to make reference thereto in their reports on the Company’s consolidated financial statements for such years, and (ii) no “reportable events” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

On April 4, 2016, the Company provided PwC with a copy of this Current Report on Form 8-K and requested a letter from PwC addressed to the Securities and Exchange Commission stating whether PwC agrees with the above disclosures. A copy of PwC’s letter, dated April 7, 2016, is attached as Exhibit 16.1 to this Form 8-K.